Exhibit 23 (h-1)

                            ADMINISTRATION AGREEMENT

     THIS ADMINISTRATION AGREEMENT ("Agreement") is made as of July 1, 2006 by and between PACIFIC CAPITAL FUNDS (the "Trust"), a Massachusetts business trust registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and BANK OF HAWAII (the "Administrator"), a Hawaii banking corporation with its principal office at 130 Merchant Street, Honolulu, Hawaii 96813.

     WHEREAS, the Trust desires to retain Administrator to perform certain administration services for the Trust and the various series of the Trust (each a "Fund" and collectively the "Funds"); and

     WHEREAS, Administrator is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, Administrator and the Trust agree as follows:

     1.   Retention of Administrator.

          (a) The Trust hereby appoints Administrator, subject to the supervision, direction and control of the Trust's board of trustees (the "Board"), to furnish the Funds with the services described in Schedule A to this Agreement (the "Services").

          (b) The Trust hereby represents and warrants to Administrator that this Agreement has been disclosed to, and approved by, the Board, and that the Trust has provided all such information to the Board as has been requested by the Board in connection with the Board's review or approval of the arrangements contemplated under this Agreement.

          (c) With the prior approval of the Trust, the Administrator may utilize agents and/or subcontractors ("Sub-Agents") to perform some or all of Administrator's obligations under this Agreement; provided, however, that Administrator shall be fully responsible for the acts of each such Sub-Agent and shall not be relieved of any of its obligations under this Agreement by the appointment of a Sub-Agent, provided further, however, that the Sub-administrator retained by the Trust under the Sub-Administration Agreement of even date herewith shall not be deemed a Sub-Agent for any purposes hereof.

     2.   Allocation of Charges and Expenses.

          (a) Administrator shall furnish at its own expense the executive, supervisory and clerical personnel, and the office space, equipment and facilities (including without limitation facilities for meetings of the Board and shareholders of the Trust held at the offices of

Administrator) necessary to perform its obligations under this Agreement. Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers and trustees of the Trust who are affiliated persons of Administrator or any affiliated person of Administrator; provided, however, that unless otherwise specifically provided, Administrator shall not be obligated to pay the compensation of any other employee of the Trust retained by the Trust to perform services on behalf of the Trust.

          (b) Administrator will perform all services required to be performed by it under this Agreement, except those services performed by the Sub-administrator or by Sub-Agent(s) as provided under this Agreement. The Trust shall pay or cause to be paid all expenses of the Trust not otherwise allocated to the Administrator under this Agreement or to the Sub-administrator under the Sub-Administration Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of Administrator or any affiliated person of Administrator, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisors as set forth in its investment advisory agreements with the Trust.

     3.   Compensation of Administrator and Sub-Agent(s).

          (a) In consideration of Administrator's performance of the Services, the Trust will pay Administrator the fees set forth on Schedule B to this Agreement. In addition to such fees and except as otherwise provided in this Agreement, the Trust will reimburse the Administrator for all of its reasonable out-of-pocket expenses (for which no mark-up for Administrator's overhead shall be included) incurred in providing the Services, including, but not limited to, travel and lodging expenses incurred by officers and employees of Administrator in connection with attendance at (i) Board meetings and (ii) any other meetings for which such attendance is requested or agreed upon by the parties.

          (b) If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Administrator's compensation for the preceding month shall be made promptly.

          (c) All amounts paid by Trust to Administrator pursuant to this Agreement shall be paid by the Trust to Administrator or any Sub-Agent as Administrator and the Trust may agree.

          (d) In the event that Administrator or any Sub-Agent is requested or authorized by the Trust or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel in connection with any legal or regulatory proceeding with respect to services provided by Administrator or any Sub-Agent to the Trust or any Fund, the Trust will, so long as Administrator or such Sub-Agent is not the subject of the investigation or proceeding in which the information is sought, pay Administrator and/or Sub-Agent for its professional time (at its standard billing rates) and reimburse Administrator for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

          (e) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4.   Indemnification and Limitation of Liability of Administrator and
          Trust.

          (a) The duties of Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against it under this Agreement. Administrator shall use reasonable professional diligence to ensure the accuracy and sufficiency of all services performed under this Agreement, but shall not be liable to the Trust for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties under this Agreement, except a loss resulting from its willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by this Agreement. As used in this Section 4, the term "Administrator" shall include directors, officers, employees and other agents of Bank of Hawaii as well as Bank of Hawaii itself, to the extent such persons' conduct relates to the performance of the Services under this Agreement. Any officer, director, employee or agent of Administrator who is or who becomes an officer, trustee, director, employee or agent of the Trust shall be deemed, when engaged in rendering the Services under this Agreement in such capacity, to be rendering services directly to or for the Trust, and shall not be deemed to be acting as an officer, director, employee or agent or one under the control or direction of Administrator.

          (b) Except as provided in Section 3(d) of this Agreement, so long as Administrator acts in good faith and with due diligence and without negligence, willful misfeasance or reckless disregard of its obligations and duties under this Agreement, the Trust shall indemnify Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of Administrator's actions or omissions with respect to the performance of the Services.

          (c) Administrator shall indemnify the Trust and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of Administrator's actions or omissions involving Administrator's negligence, bad faith, willful misfeasance or reckless disregard of its obligations under this Agreement.

          (d) The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, subject to the agreement that amounts so advanced must be returned to the extent indemnification is ultimately found not to be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

          The indemnifying party shall be entitled to participate at its own expense, or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          As to any matter eligible for indemnification, an indemnified party shall not effect any settlement or confess judgment without the consent of the indemnifying party, and an indemnifying party shall not effect any settlement or confess judgment without the consent of the indemnified party, which consent in either case shall not be withheld or delayed unreasonably.

          (e) Administrator may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with Administrator's duties, and Administrator shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Administrator shall notify the Trust at any time Administrator believes that it is in need of the advice of counsel (other than counsel in the regular employ of Administrator or any affiliated companies) with regard to Administrator's responsibilities and duties pursuant to this Agreement. After so notifying the Trust, Administrator, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving Administrator's willful misfeasance, bad faith, negligence or reckless disregard of Administrator's obligations and duties under this Agreement.

          (f) In performing the Services, Administrator may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust, unless Administrator receives written instructions to the contrary in a timely manner from the Trust. Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

          (g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ADMINISTRATOR, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5.   Activities of Administrator.

          The services of Administrator to be rendered under this Agreement are not to be deemed to be exclusive. Administrator is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and shareholders of the Trust are or may be or become interested in Administrator as officers, employees or otherwise and that directors, officers and employees of Administrator and its counsel are or may be or become similarly interested in the Trust, and that Administrator may be or become interested in the Trust as a shareholder or otherwise.

     6.   Duration of this Agreement.

          (a) This Agreement shall become effective upon the date first written above, and shall continue in effect until December 31, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty
(60) days advance written notice by the party alleging cause or (iv) with respect to a particular Fund, by the merger, dissolution or reorganization of a Fund such that the provision of the Services to that Fund is no longer necessary. Written notice of nonrenewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

          (b) In addition to the foregoing, this Agreement may be terminated for "cause." For these purposes, "cause" shall mean (i) a material breach of this Agreement that has not been remedied for 30 days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (iii) the Board, upon a vote of the independent trustees, reasonably determines that continued association with the Administrator will be materially damaging to the Funds as a result of regulatory matters arising after the date of this Agreement; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. For purposes of this definition of "cause," a material breach shall include, but not be limited to, any failure on the part of the Trust to pay the fees due and payable to Administrator or Sub-Agent pursuant to Section 3 of this Agreement within 60 days following the due date; provided, however, that Administrator shall not terminate this Agreement based solely upon a failure to pay an amount to Administrator which is the subject of a good faith dispute, if (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

          (c) Notwithstanding the foregoing, following any termination, in the event that Administrator in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Administrator but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Administrator shall be entitled to collect from the Trust in addition to the fees and disbursements provided by Article 4 hereof, the amount of all Administrator's cash disbursements in connection with Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust's property, records, instruments and documents.

     7.   Assignment.

          This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

     8.   Amendments.

          No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties to this Agreement.

     9.   Certain Records.


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

          Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Administrator shall be the property of the Trust and will be made available to or surrendered promptly to Administrator upon its request or to the Trust upon its request, and/or made available for inspection by the Commission at reasonable times.

          In case of any request or demand for the inspection of such records by another party, Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that Administrator may exhibit such records to any person in any case where it is advised by counsel to the Trust that the Trust may be held liable for failure of Administrator to do so, or Administrator could be held in contempt for failure to do so.

     10.  Definitions of Certain Terms.

          The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

          Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     11.  Notice.

          Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or by nationally recognized overnight courier, addressed by the party giving notice to the other party at the following address: if to Administrator, at Bank of Hawaii, 130 Merchant Street, Suite 240, Honolulu, Hawaii 96813, Attention: Product Manager, Investment Products Division; and if to the Trust, at Pacific Capital Funds, 130 Merchant Street, Suite 240, Honolulu, Hawaii 96813, Attention: President; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     12.  Governing Law.

          This Agreement shall be construed in accordance with the laws of the State of New York, subject to any applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act or the rules and regulations thereunder, the latter shall control. The parties expressly acknowledge that the obligations of the Trust are not binding upon any of the Trustees, shareholders, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust.

     13.  Counterparts.

          This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     14.  Confidentiality/ Privacy.

          Administrator shall keep confidential all books and records relating to the Funds and their shareholders, except when (i) disclosure is required by law, (ii) Administrator is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Administrator is requested to divulge such information by duly-constituted authorities or court process, (iv) Administrator is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Trust's Declaration of Trust, Prospectus and applicable law, or (v) as requested or authorized by the President of the Trust pursuant to its policies and procedures approved by the Board. Administrator shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence.

          Administrator acknowledges that nonpublic personal financial information relating to consumers or customers of the Trust provided by or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform its duties as administrator of the Funds shall be considered confidential information. Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of Trust or as required or permitted by law. Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. Administrator acknowledges and agrees to comply with the Trust's Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P.

     15.  Force Majeure

          Administrator shall maintain at its expense adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Administrator assumes no responsibility and shall not be liable hereunder for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Neither party to this Agreement will be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation: any interruption, loss or malfunction of any utility, any transportation service, the Internet, the World Wide Web, or any other public technology infrastructure; inability to obtain transportation or a delay in mails; governmental or securities exchange action, statute, ordinance, rulings, regulations or direction; war, terrorism, strike, riot, emergency, civil disturbance, vandalism, explosions, freezes, floods, fires, tornadoes, hurricanes, acts of God or public enemy, revolutions, or insurrection.

          Administrator shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of Administrator relating to the Services.

     16.  Prior Agreements

          This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

     17.  Representations and Warranties

          Each party hereby represents and warrants to the others that:

          (a) It is a corporation or trust, as the case may be, duly incorporated or formed and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

          (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

          (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations; and

          (d) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

          IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the day and year first above written.

Bank of Hawaii


By: /s/ Jenifer Lam
    --------------------------------
Name:   Jenifer Lam
      ------------------------------
Title:  Assistant Vice President
       -----------------------------


Pacific Capital Funds


By: /s/ Robert Crowell
    --------------------------------
Name:   Robert Crowell
      ------------------------------
Title:  President
       -----------------------------

                                   SCHEDULE A

                                    SERVICES

1. Provide oversight with respect to the management of expense accruals, expense allocations, budgeting and periodic review thereof;

2. Serve as liaison with the Adviser and assist in the preparation and review of: (i) the annual update to the Trust's registration statement on Form N-1A, and (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information;

3. Serve as liaison with the Adviser and assist in the preparation and review of drafts of communications to shareholders of record of the Funds ("Shareholders"), including without limitation the annual and semi-annual reports to Shareholders, prospectuses, supplements, proxy materials, notices of annual and special meetings of shareholders, meeting scripts related to such meetings and other reports;

4. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders, prospectuses, prospectus supplements, and proxy statements;

5. Assist in the preparation of compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

6. Review the design, development, and operation of the Funds, and serve as liaison with the Adviser and coordinate the review of all legal and operational aspects of proposed changes including the addition of new funds, fund mergers, acquisitions, or liquidations, new share classes, changes in investment objectives, policies and structure; and coordinate activities among Adviser and external service providers related to new funds, fund mergers, acquisitions, or liquidations, new share classes, changes in investment objectives, policies and structure;

7. Make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board, including officers serving in executive capacities subject to the provisions of Schedule C to this Agreement;

8. Review, examine, monitor and act as liaison with respect to the operations and performance of the various organizations providing services to the Trust or any Fund, including, without limitation, the investment advisers, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board, report to the Board on the performance of such organizations, and negotiate, coordinate and facilitate execution of Trust's agreements with primary service providers and submit the same for review by the Trust and its counsel;

9. Provide Board meeting support by: (i) scheduling and hosting meetings, including special meetings as necessary, (ii) reviewing Board agendas, resolutions, minutes, reports, and memoranda provided by other service providers, (iii) assisting in the production of materials for Board meetings, including providing the relevant sections of the Board materials pertaining to the responsibilities of the Administrator, and coordinating the production of materials pertaining to the responsibilities of the Adviser, (iv) coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, and (v) performing such other Board meeting functions as agreed by the parties;

10.  Review and coordinate changes in Trust policies and procedures;

11. Perform necessary administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust's or such Fund's sub-administration agreement, investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement;

12. Review, analyze, and furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall determine desirable;

13. Provide assistance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trust, and coordinating the strategic planning in response thereto; assisting the Trust by providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters (the assistance to be provided with respect to SEC inspections shall include without limitation (i) rendering advice regarding proposed responses, (ii) compiling data and other information in response to SEC requests for information, and (iii) communicating with other service providers to provide status updates);

14.  Maintain and support the Funds' web sites;

15. Coordinate the flow of reports, analyses and ad-hoc information requests to Administrator personnel; and

16. Certify officer participation in meetings of the Fund DCP Committee (as defined in Schedule C hereto).

                                   SCHEDULE B

                                      FEES

     For the services set forth on Schedule A to this Agreement, the Trust shall pay to Administrator compensation at an annual rate of 4.0 basis points (.04%) of the average daily net assets of the Trust. The Trust will pay all such compensation to Administrator monthly.

     The Trust shall also reimburse Administrator for its out-of-pocket expenses as set forth in Section 3(a) of this Agreement, within thirty (30) days of receipt of Administrators' invoice therefore, in accordance with the terms of this Agreement.

                                   SCHEDULE C

                      PROVISIONS APPLICABLE TO INDIVIDUALS
                          SERVING IN CERTAIN CAPACITIES

     The provisions of this Schedule C apply only if Administrator makes available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board, to serve in ministerial capacities related to services provided by Administrator as determined by the Board, or to serve in executive capacities of the Trust.

     To assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), Administrator will internally establish and maintain controls and procedures ("Administrator internal controls") designed to ensure that information recorded, processed, summarized, or reported by Administrator and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by Administrator within the time periods specified in the Commission's rules and forms and the corresponding disclosure controls and procedures of the Funds, which may be disclosure controls and procedures provided by Administrator ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs. In addition, Administrator internal controls will be designed to ensure that information recorded, processed, summarized, or reported by Administrator and its affiliates on behalf of the Trust and included in financial information certified by Trust officers is prepared in accordance with generally accepted accounting principles and the internal controls over financial reporting of the Funds ("Fund ICFRs")

     If requested by Certifying Officers with respect to a fiscal period during which Administrator serves or served as financial administrator, Administrator will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Administrator's services. In rendering such sub-certifications concerning Fund Reports, Administrator may (a) limit its representations to information prepared, processed and reported by Administrator; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Funds, including any other service providers to the Funds (other than Administrator and its affiliates) and compliance by such officers and agents with the Fund DCPs and Fund ICFRs, including but not limited to, the investment advisers and each Fund's custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Funds.

     The Trust shall assist and cooperate with Administrator (and shall cause its officers, investment advisers and other service providers to assist and cooperate with Administrator) to facilitate the delivery of information requested by Administrator in connection with the preparation of the Trust's Form N-CSR and Form N-Q, including Fund financial statements, so that Administrator may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. The relevant Certifying Officers and the Chief Legal Officer, if any, of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q and in the financial statements for the Funds are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee. At the request of the Trust or its Certifying Officers, Administrator shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to end of the reporting period, and in preparing summaries of issues raised in such documents.

     The Administrator recognizes the Trust's obligation to comply with Sarbanes-Oxley. Without limitation of the foregoing, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Administrator (in order to print, distribute and/or file the same), (b) evaluating the effectiveness of the design and operation of the Fund DCP with (at the Trust's election) the participation of the Certifying Officers, within the requisite timeframe prior to the filing of each Report and (c) ensuring that Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

     The Trust agrees and acknowledges that Administrator policies are applicable to the service of any Administrator employee as a Certifying Officer or as Chief Legal Officer, if any, of the Trust (an "Employee/Executive Officer"), and that to the extent this service is rendered by Administrator it is limited, in each case, to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Administrator shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in Administrator's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations; provided, however, that no such employee shall serve as an officer of the Trust until approved and appointed by the Board of Trustees of the Trust.

     Administrator 's provision of each Employee/Executive Officer is also subject to, and conditioned upon, the following:

(a) The Fund DCPs shall contain (or the Trust and Administrator shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

     (i) The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Company's Principal Executive Officer, Chief Financial

Officer and Chief Legal Officer, if any, and such other individuals as may be reasonably necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Fund Reports (or other information from which such information is derived), including the investment adviser(s), sub-adviser(s) and custodian (each, a "Service Provider"). In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

     (ii) The Fund DCP Committee shall meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and shall record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the instructions to Form N-CSR and Form N-Q. In conducting its review and evaluations, the Fund DCP Committee shall:

          (A) establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review;

          (B) review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider and, in cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

          (C) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal controls over financial reporting that could adversely affect a Trusts's ability to record, process, summarize, and report financial information, and in the event that any such deficiencies or weaknesses are identified, disclose them to the Trusts's Certifying Officers, the Trusts's audit committee and its auditors;

          (D) consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer, if any (collectively, the "Executive Officers"), so that the Executive Officers may inform the Trusts's audit committee and its auditors; and

          (E) determine whether there were significant changes in internal control over financial reporting that occurred during the Trust's most recent fiscal quarter that have materially affected or are reasonably likely to materially affect the Trust's internal control over financial reporting.

(b) The Trust's governing documents (such as its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Employee/Executive Officer, and which are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an Employee/Executive Officer in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

(c) The Trust shall provide coverage to each Employee/Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer's role and title, and that is consistent with coverage applicable to other executive management-level officers.

(d) An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (1) a material deviation from the Administrator policies, (2) a violation of Sarbanes-Oxley or other applicable laws, or (3) a material deviation by the Trust from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or Administrator.

(e) Each Employee/Executive Officer that serves as a Certifying Officer may, and the Trust shall, promptly notify Administrator of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Trust's Certifying Officers failed to exercise their obligations to the Trust in a manner consistent with Sarbanes-Oxley and other applicable laws.

(f) Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that Administrator cannot ensure that the Trust complies with Sarbanes-Oxley, and (b) if an Administrator employee serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and such Executive Officer would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office and the Administrator would not otherwise be liable to the Trust by reason of Administrator's negligence, bad faith, willful misfeasance or reckless disregard of its obligations under this Agreement), the Trust shall indemnify the Executive Officer and Administrator and hold the Executive Officer and Administrator harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such Employee/Executive Officer as a Certifying Officer or other executive officer of the Trust.